Exhibit 10 (viii)

                                   GEORGIA BONDED FIBERS, INC.

                          1995 - 1996 SENIOR MANAGEMENT INCENTIVE PLAN

The 1995-1996 Senior Management Incentive Plan is designed to promote the interests of Georgia Bonded Fibers, Inc. (GBF), by providing an incentive to Senior Managers whose decisions and actions significantly affect the growth and profitability of GBF.

1.      PARTICIPANTS
        ------------

        Participation in the plan will be limited to Senior Managers of GBF whose decisions and actions significantly affect the Company's growth, new product development, expanded markets, cost containment, and profitability.

        Each year the Compensation Committee shall recommend, for approval by the Board, all employees selected for participation, including the amount of their maximum incentive award.

2.      AWARD AND OBJECTIVES FOR 1995 - 1996
        ------------------------------------

        A. For the year ending June 30, 1996, Georgia Bonded Fibers, Inc. will pay a bonus to James C. Kostelni, CEO; Jeffrey Kostelni, CFO; David A. Dugan, Controller/Corporate Secretary; Patricia Tischio, Assistant Corporate Secretary; Charles Kostelni, Assistant Controller; Larry Morris, Technical/Sales Director; Harmonson Floyd, Chief Engineer/Director of Manufacturing; Mike Breton, Director of International Operations Bontex SA; Pierre Pallage, Technical/Plant Manager Bontex SA; Hadelin Mothet, Financial Director/Assistant General Manager Bontex SA; Tarcisio Pasquali, General Manager Bontex Italia s.r.l., should earnings of Georgia Bonded Fibers, Inc. exceed specified amounts for the year ending June 30, 1996. The amounts of earnings for the year 1995 - 1996 will earn for the participant a percentage of their base salary. The levels of bonus payments are established as follows:

                                    PRE-TAX EARNINGS
            -----------------------------------------------------------------
           FLOOR                            TARGET                        CEILING
           -----                            ------                        -------
         $1,650,000                        $2,000,000                    $3,000,000
         EARNS 10% OF                    EARNS 20% OF                  EARNS 30% OF
         BASE SALARY                      BASE SALARY                   BASE SALARY

        B. If the pre-tax earnings in (a) above are met, the participants will be eligible to double their bonus earnings in (a), should GBF sales increase by 6% or more over the 1994 - 1995 sales.

        Earnings which fall between floor and target or target and ceiling will be interpolated between these plateaus and the bonus will be increased to reflect the increased performance. Should earnings not meet the floor, a bonus will not be paid.
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3.      MISCELLANEOUS
        -------------
        A. In the first quarter of the plan year, each selected participant will be notified, in writing, of the amount and terms of the incentive awards. The plan year begins the 1st of July and ends the 30th of June of the following year.

        B. Payment of each participant's award will be made as soon as possible after the end of the plan year, preferably by end of the first quarter. Incentive awards will be paid in dollars, and paid to the participants no later than ninety (90) days of the end of the fiscal year.

        C. Each participant may earn their award based on an evaluation of the individual's performance against specific objectives. The base salary will be the annual amount paid the participant as of July 1, 1995.

        D. In the event of death, retirement, or termination (except for cause), a pro rata share of the participant's award, if earned, will be based on an evaluation of the period of actual participation. Only the Board of Directors, with the recommendation from the Compensation Committee, may approve payment before the end of the plan year.

        E. At the end of the plan year, the Compensation Committee will make the determination of the appropriate payment, or lack thereof. The Committee will recommend to the Board of Directors an amount considered appropriate; and that the Board of Directors authorize the payment of the additional compensation. It may recommend to the Board of Directors an increase or decrease in the amount of any or all incentive awards if, in its sole judgment, extraordinary or unanticipated circumstances warrant such action.

        F. This plan may be terminated at any time, effective July 1 of the following year. This plan may be altered or amended at any time, with the recommendation of the Compensation Committee and the approval of the entire Board, as long as such revisions do not impair the rights of any participant granted an award.

        G. The terms of this plan do not constitute a contract or employment for a defined period, and all participants continue as employees at will.
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